EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A
(Form Type)

STAR MOUNTAIN LOWER MIDDLE-MARKET
CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$ 4,700,693.07(1)	0.0001476	$ 693.82(2)
Fees Previously Paid	$ 4,918,142.47	0.0001476	$ 725.92(3)
Total Transaction Valuation	$ 4,700,693.07((1)
Total Fees Due for Filing			$ 693.82(2)
Total Fees Previously Paid			$ 725.92(3)
Total Fee Offsets			$ —
Net Fee Due			$ 0.00

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 189,086.608 shares of common stock of Star Mountain Lower Middle-Market Capital Corp. (the “Company”) at a price equal to $24.86 per share, which represented the Company’s net asset value as of December 31, 2023 (“Actual Transaction Valuation”).

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the Actual Transaction Valuation.
(3)	An aggregate fee of $725.92 was paid with the filing of the Schedule TO-I by the Company (File No. 005-93740) on November 30, 2023.

Table 2: Fee Offset Claims and Sources

Not applicable.